SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IXYS Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IXYS CORPORATION

1590 BUCKEYE DRIVE

MILPITAS, CA 95035-7418

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 24, 2012

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of IXYS Corporation, a Delaware corporation. The meeting will be held on Friday, August 24, 2012 at 9:00 a.m. local time at our headquarters, which is located at 1590 Buckeye Drive, Milpitas, California 95035 for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are elected;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of BDO USA, LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2013; and

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Our Board of Directors has fixed the close of business on July 2, 2012, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Secretary

Milpitas, California

July 27, 2012

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

IXYS CORPORATION

1590 BUCKEYE DRIVE

MILPITAS, CA 95035-7418

PROXY STATEMENT

FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS

AUGUST 24, 2012

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We have sent you this proxy statement and the enclosed proxy card because the Board of Directors of IXYS Corporation, or the Board, is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders, or Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We are distributing this proxy statement and accompanying proxy card on or about July 27, 2012 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on July 2, 2012 will be entitled to vote at the Annual Meeting. On this record date, there were 31,391,105 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on July 2, 2012 your shares were registered directly in your name with IXYS’s transfer agent, BNY Mellon Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on July 2, 2012 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of seven directors;

•	Approval, on an advisory basis, of the compensation of our named executive officers;

•	Ratification of BDO USA, LLP, or BDO, as our independent registered public accounting firm for our fiscal year ending March 31, 2013, or fiscal 2013.

The Board of Directors recommends a vote in favor of each nominee named in this proxy statement, a vote for the approval, on an advisory basis, of the compensation of our named executive officers, and a vote in favor of the ratification of the selection of BDO as our independent registered public accounting firm for fiscal 2013.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the advisory vote on the compensation of our named executive officers and the vote on the ratification of the appointment of BDO as our independent public registered accounting firm, you may vote “For,” “Against,” or “Abstain” with respect to each of these proposals. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•

To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of July 2, 2012.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all seven nominees for director, “For” the approval, on an advisory basis, of the compensation of our named executive officers, and “For” the ratification of BDO as our independent registered public accounting firm for our fiscal year ending March 31, 2013. If any other matter is properly presented at the meeting, your proxyholder, who is one of the individuals named on your proxy card, will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for possible inclusion in next year’s proxy materials, your proposal must be submitted in writing by March 29, 2013 to IXYS Corporation’s Secretary, Uzi Sasson, at 1590 Buckeye Drive, Milpitas, California 95035. If you wish to submit a proposal that is not intended to be included in next year’s proxy materials or you wish to nominate a director, you must do so no earlier than April 26, 2013 and no later than May 26, 2013. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect on voting on proposals and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•

For the election of directors, Proposal No. 1, the seven nominees receiving the most “For” votes (from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Votes “Withheld” will not affect the outcome of voting for directors.

•

To be approved, Proposal No. 2, the approval, on an advisory basis, of the compensation of our named executive officers, must receive “For” votes from a majority of the shares voting on the proposal in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•

To be approved, Proposal No. 3, ratification of BDO as our independent registered public accounting firm for the year ending March 31, 2013, must receive “For” votes from the holders of a majority of the shares voting on the proposal either in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares as of the record date are present at the meeting in person or represented by proxy. On the record date, there were 31,391,105 shares outstanding and entitled to vote.

Your shares will be counted towards the quorum if you submit a valid proxy or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I obtain directions to be able to attend the Annual Meeting and vote in person?

You will find directions to 1590 Buckeye Drive, Milpitas, California 95035 at the following website: http://www.ixys.com/locations/IXYS_us_corporate.html or you may send an email requesting directions to investorrelations@ixys.net or you may call 408-457-9000, extension 9000 or extension 9092 and ask for directions.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board consists of seven directors. There are seven nominees for director to be voted on at the Annual Meeting. Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected, or until such director’s earlier death, resignation or removal. Each of the nominees listed below is currently a director of our company who was previously elected by the stockholders. It is our policy to encourage nominees for director to attend the Annual Meeting. Six of the nominees for election as a director at the 2011 annual meeting of stockholders attended the meeting.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote. The seven nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the seven nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Nominees

The names of the nominees and certain information about them as of July 2, 2012 are set forth below:

		Principal Occupation/
Name	Age	Position Held With the Company
Nathan Zommer	64	Chairman of the Board and Chief Executive Officer of IXYS Corporation
Donald L. Feucht	78	Investor
Samuel Kory	69	Retired Executive and Consultant
S. Joon Lee	73	Retired Executive
Timothy A. Richardson	55	Director of Jupiter Research Foundation
James M. Thorburn	56	Consultant
Kenneth D. Wong	42	Investor

Nathan Zommer.    Dr. Zommer, founder of our company, has served as a Director since our inception in 1983, and has served as Chairman of the Board and Chief Executive Officer since March 1993. From 1993 to 2009, Dr. Zommer served as President and, from 1984 to 1993, Dr. Zommer served as Executive Vice President. Prior to founding our company, Dr. Zommer served in a variety of positions with Intersil, Hewlett Packard and General Electric, including as a scientist in the Hewlett Packard Laboratories and Director of the Power MOS Division for Intersil/General Electric. As our founder, Dr. Zommer has the benefit of our company’s complete history. This, taken together with his technical skills, background as an executive and over three decades of experience in the semiconductor industry, make him uniquely qualified to be on our Board. Dr. Zommer received B.S. and M.S. degrees in Physical Chemistry from Tel Aviv University and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

Donald L. Feucht.    Dr. Feucht has served as a Director since July 2000. From 1992 until his retirement in 1998, Dr. Feucht served as Vice President for Operations for Associated Western Universities. He was employed as a Program Management Specialist for EG&G Rocky Flats, Inc. from 1990 until 1992. Prior to 1990, Dr. Feucht served in several positions with the National Renewable Energy Laboratory, including Deputy Director. Prior to joining the National Renewable Energy Laboratory, he served as Professor of Electrical Engineering and Associate Dean at Carnegie Mellon University. Dr. Feucht adds an extensive technical background in semiconductor design and solar energy, analytical skills and experience in managing research and scientific organizations to the Board’s set of skills and experience. Dr. Feucht received his B.S. degree in Electrical Engineering from Valparaiso University and his M.S. and Ph.D. degrees in Electrical Engineering from Carnegie Mellon University.

Samuel Kory.    Mr. Kory has served as a Director since November 1999. In 1988, he founded Samuel Kory Associates, a management consulting firm. Since founding the firm, Mr. Kory has served as the firm’s sole proprietor and principal, as well as a consultant for the firm. He has substantially retired from this business, limiting his work to occasional assignments. Mr. Kory previously served as President and Chief Executive Officer of Sensor Technologies USA, Vice President for Business Development and Sales of our company, Division General Manager and Corporate Director of Marketing for Seiko Instruments USA, and International Manager for Spectra Physics Inc. During his career, Mr. Kory worked in and consulted with a variety of companies in high technology businesses. His experience in business development and sales in the semiconductor industry, combined with his international background in managing operations, sales and marketing, permits him to bring a perspective on marketing and business development issues to the Board. Mr. Kory received his B.S.M.E. from Pennsylvania State University.

S. Joon Lee.    Dr. Lee has served as a Director since July 2000. From 1990 to March 2008, Dr. Lee served as President of Omni Microelectronics, a consulting and engineering company. Dr. Lee also served as President of Adaptive Logic, a semiconductor company, from 1991 until 1996. Previously, Dr. Lee served as President of Samsung Semiconductor. Dr. Lee’s technical expertise, combined with his operational experience running an international semiconductor manufacturer, adds depth to the Board’s understanding of the semiconductor business. Dr. Lee received his B.S., M.S. and Ph.D. degrees in Electrical Engineering from the University of Minnesota.

Timothy A. Richardson.    Mr. Richardson has served as a Director since June 2007. He is an electronics industry veteran who has been a director of the Jupiter Research Foundation since May 2007. Mr. Richardson is also a director of Samplify Systems, a private compression technology company. From May 2007 to January 2011, he was the Chief Operating Officer of Liquid Robotics, the developer of a surface vessel that derives its energy from the surrounding environment. From May 2007 to January 2011, he also served as the Chief Financial Officer of the Jupiter Research Foundation. At Sirenza Microdevices, Inc., a supplier of radio frequency components for electronics, he was the Chief Strategy Advisor from October 2006 to April 2007. From May 2002 to October 2006, Mr. Richardson was the President and Chief Executive Officer of Micro Linear Corporation, an integrated circuit company specializing in wireless applications. Prior to that, he served as the Executive Vice President of Business Development of Bandwidth 9, a manufacturer of optical components for the telecommunications market, and as the President and co-founder of VeriFiber Technologies, an optical component and systems manufacturer. Mr. Richardson’s service as the chief executive officer and member of the board of directors of a public semiconductor company, as well as his service as a strategic officer of another semiconductor company and extensive experience in the semiconductor industry, enables him to provide operational, financial and business development expertise to apply on behalf of our company.

James M. Thorburn.    Mr. Thorburn has served as a Director since March 2007. Since April 2010, Mr. Thorburn has been consulting, principally to private equity and startup firms. He was an operator affiliate with Francisco Partners, a private equity firm, from August 2006 to February 2009 and served as the Chief Financial Officer of Fisker Automotive, Inc., a plug-in hybrid electric vehicle manufacturer, from February 2009 to April 2010. He served as Chief Executive Officer and Chairman of Zilog, Inc. from January 2002 until August 2006. Mr. Thorburn was hired at Zilog to oversee a pre-packaged bankruptcy under federal law and the reemergence of the company following bankruptcy. The petition for bankruptcy was filed in February 2002. Prior to being Chief Executive Officer at Zilog, Mr. Thorburn held various executive positions including Senior Vice President and Chief Operating Officer of ON Semiconductor, operating consultant with Texas Pacific Group, Chief Financial Officer at Zilog and management positions at National Semiconductor. Mr. Thorburn, through his background in private equity and executive experience in public and private companies, brings leadership skills, mergers and acquisition skills, and capital financing and financial reporting experience to the mix of skills on the Board. Mr. Thorburn holds a BSc. (Hons.) degree from University of Glasgow and is a qualified accountant with the Chartered Institute of Management Accountants in the United Kingdom.

Kenneth D. Wong.    Mr. Wong has served as a Director since June 2011. Previously, he served as a Director from 2004 to 2007. Mr. Wong has also served as a director of Goodwill Industries of San Francisco, San Mateo and Marin Counties since January 2012. Since 2011, he has been a private investor. From 1997 to 2011, Mr. Wong was with Menlo Equities, a developer and owner-operator of commercial real estate in California. He served as its Chief Financial Officer from 1997 to 2011 and as its Chief Operating Officer from 2001 to 2011. From 1993 to 1997, Mr. Wong served in several positions at Coopers & Lybrand LLP, his last role as a Manager. Mr. Wong’s work in finance and accounting adds to the Board’s expertise in these fields. He received a B.S. degree in Business Administration from the University of California at Berkeley.

There are no family relationships among any of our directors or executive officers.

INFORMATION REGARDING THE BOARD AND CORPORATE GOVERNANCE

Independence of the Board

Under The Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Under its charter, the Nominating and Corporate Governance Committee of the Board, or the Nominating and Corporate Governance Committee, determines the independence of our directors. The Nominating and Corporate Governance Committee consults with our counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and our company, our senior management and our independent registered public accounting firm, the Nominating and Corporate Governance Committee has affirmatively determined that Messrs. Feucht, Kory, Lee, Richardson, Thorburn and Wong are independent directors within the meaning of the applicable Nasdaq listing standards. Dr. Zommer, our Chief Executive Officer, is not an independent director.

Meetings of the Board of Directors

The Board met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member. The Board reviews its own performance at meetings every third year. Independent directors meet regularly without other directors being present.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence.”

Audit Committee

The Audit Committee of the Board, or Audit Committee, was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; reviews and approves or rejects transactions between our company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements The Audit Committee is composed of four directors: Messrs. Feucht, Richardson, Thorburn and Wong. The Audit Committee met eight times during the fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website, www.ixys.com, at the following address: http://www.ixys.com/Documents/InvestorRelations/auditcommitteecharter.pdf.

The Nominating and Corporate Governance Committee reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent. The Nominating and Corporate Governance Committee has also determined that each of Messrs. Richardson, Thorburn and Wong qualifies as an “audit committee financial expert,” as defined in the applicable rules of the Securities and Exchange Commission, or SEC.

Report of the Audit Committee of the Board1

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended March 31, 2012 with our management. The Audit Committee has discussed with the independent registered public accounting firm that serves as our auditors, BDO USA, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board, or PCAOB, in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from BDO required by the applicable requirements of the PCAOB regarding BDO’s communications with the Audit Committee concerning independence and has discussed with BDO its independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report in Form 10-K for the fiscal year ended March 31, 2012.

Donald L. Feucht

Timothy A. Richardson

James M. Thorburn

Kenneth D. Wong

Compensation Committee

The Compensation Committee of the Board, or the Compensation Committee, is composed of four directors: Messrs. Kory, Lee, Richardson and Wong. All members of our Compensation Committee are independent under the Nasdaq listing standards. The Compensation Committee met nine times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website, www.ixys.com, at the following address: http://www.ixys.com/Documents/InvestorRelations/compensationcommitteecharter.pdf.

[1]	The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

The Compensation Committee acts on behalf of the Board to review, adopt, recommend for adoption and oversee various elements of compensation for our company, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service of the executive officers, including severance and change-in-control arrangements;

•	review and recommend to the Board the elements of compensation for the directors; and

•	administration of our equity compensation plans and other compensation plans and programs that may be adopted from time to time.

The Compensation Committee also reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings. The Compensation Committee may delegate its authority to one or more of its members, subject to such reporting to or ratification by the committee as it directs. The Compensation Committee’s philosophy and approach to executive compensation, as well as its specific determinations with respect to executive compensation for the fiscal year ended March 31, 2012, or fiscal 2012, are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee who served as such during fiscal 2012 is, or was at the time of such service, an employee or officer of our company. During the 1980s, Mr. Kory was a vice president of a predecessor of our company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on the Board or Compensation Committee of our company.

Compensation Committee Report2

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained herein. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement following the fiscal year ended March 31, 2012 and incorporated into our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Samuel Kory

S. Joon Lee

Timothy A. Richardson

Kenneth D. Wong

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying, reviewing and evaluating candidates to serve as our directors, reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board and addressing corporate governance matters for us. The Nominating and Corporate Governance Committee is composed of five directors: Messrs. Feucht, Kory, Lee,

[2]	The material in this Compensation Committee Report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation by reference language in any such filing.

Richardson and Thorburn. All members of the Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards. The Nominating and Corporate Governance Committee met four times during the fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website, www.ixys.com, at the following address: http://www.ixys.com/Documents/InvestorRelations/nominatingcommitteecharter.pdf.

Under its charter, the Nominating and Corporate Governance Committee will consider individuals who are suggested by our stockholders as potential company nominees to serve on the Board in the same manner that the committee considers potential nominees identified through other channels. Stockholder recommendations for directors must be in writing and sent by U.S. mail to: General Counsel, IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035. The General Counsel will forward any recommendation to the members of the Nominating and Corporate Governance Committee.

Board Composition

As an international semiconductor manufacturer, our business involves an operational structure that operates on a global scale and includes research, manufacturing and marketing functions in a context characterized by evolving technologies, exposure to business cycles and significant competition. The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in light of our business and the existing membership on the Board. This assessment of Board skills, experience, and background includes numerous factors, such as age; understanding of and experience in manufacturing, technology, finance and marketing; international experience; and culture. The priorities and emphasis of the committee and of the Board with regard to these factors change from time to time to take into account changes in the company’s business and other trends, as well as the portfolio of skills and experience of current and prospective Board members.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that Board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the Board in its oversight and advice concerning our business and operations. Listed below are key skills and experience that we consider important for our directors to have in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

•	Semiconductor industry experience

•	Senior leadership experience

•	Technical expertise

•	Public company board experience

•	Financial expertise

•	Business development and mergers and acquisitions experience

•	International business experience

Board members should possess the highest personal and professional ethics, integrity and values, informed judgment, and sound business experience, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective, the ability to make independent analytical inquiries, practical wisdom and mature judgment. These factors, and others considered useful by the Board, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. Board members must be willing and able to devote sufficient time to the affairs of our company and are expected to rigorously prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. These other commitments will be considered by the Nominating and Corporate Governance Committee and the Board when reviewing Board candidates.

The Board’s Leadership Structure

The Board currently combines the role of Chairman of the Board and Chief Executive Officer. The Board believes that the Chief Executive Officer is best situated to serve as Chairman of the Board because he is the director most familiar with the Company’s business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board believes that combining the role of Chairman of the Board and Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has not appointed a lead independent director; however, the Board maintains effective independent oversight through a number of governance practices, including open and direct communication with management, input on meeting agendas and regular executive sessions. Further, the small size of the Board, set at seven members, and the extensive overlap of the independent directors on the three standing committees obviates the need for a single individual to assume, and be compensated for, the communication and coordination function of a lead director.

Risk Oversight and the Board

One of the Board’s functions is oversight of risk management. “Risk” is inherent in business, and the Board seeks to understand and advise on risk in conjunction with the activities of the Board and the Board’s committees.

The Board and management consider “risk” for these purposes to be the possibility that an undesired event could occur that adversely affects the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could occur if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by a company include:

•	macro-economic risks, such as inflation, reductions in economic growth or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation or expropriation of assets;

•	“event” risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance and corporate governance.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable, and other risks are unknown; some risks can be avoided or mitigated by particular behavior and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor, and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact; in other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward. Our company engages in numerous activities seeking to align its voluntary risk-taking with company strategy, and understands that its projects and processes may enhance our business interests by encouraging innovation and appropriate levels of risk-taking.

Management is responsible for identifying risk and risk controls related to significant business activities; mapping the risks to company strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control risk. The Board implements its risk oversight responsibilities by having management provide at least annual briefings on the significant voluntary and involuntary risks that the company faces and how the company is seeking to control risk if and when appropriate. Generally, risk oversight is addressed as part of the full Board’s engagement with the CEO and management. In some cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees issues related to internal control over financial reporting and the Compensation Committee oversees risks related to compensation programs, as discussed in greater detail in “Executive Compensation.”

Stockholder Communications with the Board

The Board believes that management speaks for our company. Individual Board members may, from time to time, meet or otherwise communicate with various constituencies that are involved with our company, but it is expected that Board members would do this with knowledge of management and, in most instances, only at the request of management.

In cases where stockholders wish to communicate directly with one or more of the independent directors, email messages can be sent to directorcom@ixys.net. The messages will be received by our General Counsel and forwarded to the Chairman of our Nominating and Corporate Governance Committee, who will determine their distribution to the appropriate committee of the Board or independent director and facilitate an appropriate response.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are aligned with our stockholders’ interests. Compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead our company successfully in a competitive environment.

We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “For” the following resolution at the Annual Meeting:

“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

The say-on-pay vote is advisory, and therefore not binding on the company, our Board or our Compensation Committee. Our Board and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BDO USA, LLP as the independent registered public accounting firm to conduct the audit for our fiscal year ending March 31, 2013 and has further directed that management submit the selection for ratification by the stockholders at the Annual Meeting. Representatives of BDO are expected to be present at the Annual Meeting, will have an opportunity to make a statement and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of BDO as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table shows the fees for audit and other services provided by BDO, our independent registered public accounting firm, for fiscal years 2012 and 2011. All figures are net of value added tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by BDO, but include out-of-pocket expenses. All of the services described in the following fee table were approved in conformity with the Audit Committee’s pre-approval process.

	2012 Fees	2011 Fees
Audit Fees	$1,138,147	$1,117,966
Audit-Related Fees	—	—
Tax Fees	2,400	1901
All Other Fees	—	—

Total	$1,140,547	$1,119,867

Audit Fees:    For fiscal 2011 and fiscal 2012, this category includes the integrated audit of our consolidated financial statements and internal control over financial reporting, the review of financial statements included in our Form 10-Q and statutory audits required by non-US jurisdictions.

Tax Fees:    For fiscal 2011 and fiscal 2012, this category consists of services for international tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to 18 months, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the rendering of non-audit services by BDO is compatible with maintaining its independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of July 2, 2012 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

Unless otherwise indicated, the address for each listed stockholder is: c/o IXYS Corporation, 1590 Buckeye Drive, Milpitas, California 95035.

	Beneficial Ownership(1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
Directors and Executive Officers
Nathan Zommer (2)	7,600,657	23.5%
Uzi Sasson (3)	643,974	2.0%
James R. Jones (4)	123,913	*
Donald L. Feucht (5)	164,136	*
Samuel Kory (6)	160,833	*
S. Joon Lee (7)	134,583	*
Timothy A. Richardson (8)	128,333	*
James M. Thorburn (9)	113,505	*
Kenneth D. Wong (10)	25,833	*
All current directors and executive officers as a group (8 persons) (11)	8,971,854	26.7%
5% Stockholders
Security Investors, LLC (12)	5,523,974	17.6%
One Security Benefit Place Topeka, Kansas 66636
Tocqueville Asset Management, L.P. (13)	1,624,000	5.2%
40 West 57th Street, 19th Floor New York, NY 10019
Columbia Wanger Asset Management, L.P. (14)	1,900,000	6.1%
227 West Monroe Street, Suite 3000 Chicago, Il 60606
Sharkz L.P. (15)	2,000,000	6.4%

*	Represents less than 1%.

(1)	This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 31,391,105 shares outstanding on July 2, 2012, adjusted as required by rules promulgated by the SEC.

(2)	Includes an aggregate of 2,000,000 shares held by Sharkz L.P., a partnership controlled by Dr. Zommer, and 12,360 shares held by or on behalf of Dr. Zommer’s child. Also includes 895,833 shares that Dr. Zommer has the right to acquire within 60 days of July 2, 2012. 2,020,000 shares are pledged as security for a loan.

(3)	Includes 607,500 shares that Mr. Sasson has the right to acquire within 60 days of July 2, 2012.

(4)	Includes 83,400 shares that Mr. Jones has the right to acquire within 60 days of July 2, 2012. Mr. Jones is a former executive officer and current employee of our company.

(5)	Includes an aggregate of 12,000 shares held by or on behalf of Mr. Feucht’s wife, as to which Mr. Feucht disclaims beneficial ownership. Also includes 149,583 shares that Mr. Feucht has the right to acquire within 60 days of July 2, 2012.

(6)	Includes 149,583 shares that Mr. Kory has the right to acquire within 60 days of July 2, 2012.

(7)	Includes 129,583 shares that Mr. Lee has the right to acquire within 60 days of July 2, 2012.

(8)	Includes 128,333 shares that Mr. Richardson has the right to acquire within 60 days of July 2, 2012.

(9)	Includes 108,333 shares that Mr. Thorburn has the right to acquire within 60 days of July 2, 2012.

(10)	Includes 25,833 shares that Mr. Wong has the right to acquire within 60 days of July 2, 2012.

(11)	Includes 2,194,581 shares that current directors and executive officers have the right to acquire within 60 days of July 2, 2012.

(12)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 31, 2012.

(13)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 30, 2012.

(14)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2012.

(15)	These shares are also included in the number of shares reported for Dr. Zommer. Dr. Zommer is the general partner of Sharkz L.P. and has sole voting and investment power over the shares of common stock it holds.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or the 1934 Act, requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on such forms, during fiscal 2012, all Section 16(a) reports were timely filed.

EQUITY COMPENSATION PLAN INFORMATION

The following table is provided as additional information on our equity compensation plans. The information is as of March 31, 2012.

Plan Category	(a) Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding Securities Reflected in Column (a))
Equity compensation plans approved by securityholders (1)	4,999,504	$9.60	484,105
Equity compensation plans not approved by securityholders (2)	472,500	$11.41	419,552

Total	5,472,004	$9.75	903,657

(1)	This row includes our 1999 Equity Incentive Plan, the 1999 Non-Employee Directors’ Equity Incentive Plan, the 2009 Equity Incentive Plan and the 1999 Employee Stock Purchase Plan. Of these shares, 301,871 shares remain available as of March 31, 2012 for the grant of future rights under our 1999 Employee Stock Purchase Plan. Under our 1999 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable. Number of securities to be issued upon exercise of outstanding options, warrants and rights includes stock options exercisable for 219 shares of our common stock at a weighted average exercise price of $3.66 per share, which were assumed in business combinations.

(2)	This row represents the Zilog 2002 Omnibus Stock Incentive Plan and the Zilog 2004 Omnibus Stock Incentive Plan, which were assumed upon the acquisition of Zilog. The Zilog 2002 Omnibus Stock Incentive Plan expired on May 15, 2012.

Zilog 2002 Omnibus Stock Incentive Plan

In connection with the acquisition of Zilog, the Board approved the assumption of the Zilog 2002 Omnibus Stock Incentive Plan, or the Zilog 2002 Plan, with respect to the shares available for grant as stock options. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog could receive grants under the Zilog 2002 Plan. At the time of the assumption of the Zilog 2002 Plan by our company, up to 366,589 shares of our common stock were available for grant under the plan.

Stock options granted under the Zilog 2002 Plan were permitted to be: (i) incentive stock options or nonqualified stock options or (ii) EBITDA-linked options and/or non-EBITDA linked options. We did not grant any EBITDA-linked options and none are outstanding. In general, non-EBITDA-linked options granted pursuant to the Zilog 2002 Plan are exercisable at such time or times and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as is determined by the plan administrator, generally expected to be the Compensation Committee, in the applicable award agreements or thereafter. The exercise price per share payable upon the exercise of an option was established by such administrator, in its sole discretion, at the time of grant. The term of a non-EBITDA-linked option was determined at the time of grant, but did not exceed ten years. The Board could not grant restricted stock awards under the Zilog 2002 Plan. The Zilog 2002 Plan expired May 15, 2012 and no further stock options may be granted thereunder.

Zilog 2004 Omnibus Stock Incentive Plan

In connection with the acquisition of Zilog, the Board approved assumption of the Zilog 2004 Omnibus Stock Incentive Plan, or the Zilog 2004 Plan. Employees of Zilog and persons first employed by our company after the closing of the acquisition of Zilog may receive grants under the Zilog 2004 Plan. Under the Zilog 2004 Plan, incentive stock options, non-statutory stock options or restricted shares may be granted. At the time of the assumption of the Zilog 2004 Plan by our company, up to 652,963 shares of our common stock were available for grant under the plan.

In general, the options and shares granted pursuant to the Zilog 2004 Plan are exercisable at such time or times and subject to such terms and conditions (including the vesting schedule, period of exercisability and expiration date) as the plan administrator, generally expected to be the Compensation Committee of our Board of Directors, determines in the applicable option agreement. The exercise price per share, payable upon the exercise of an option, is established by such administrator at the time of the grant and is not less than the par value per share of common stock on the date of the grant and in the case of an incentive stock option generally is not less than 100% of the fair market value per share on the date of grant.

In general, restricted stock awards granted pursuant to the Zilog 2004 Plan are subject to a restricted stock award agreement that reflects the terms, conditions and restrictions related to the restricted stock award. The agreement includes, among other things, the period during which the restricted stock is subject to forfeiture, the imposition of any performance-based conditions or other restrictions on the award, if any.

EXECUTIVE COMPENSATION

Executive Summary

•	Our annual executive compensation consists principally of salary, cash performance compensation and stock options.

•	Total compensation paid to all named executive officers during fiscal 2012, as set forth in our summary compensation table, was less than $2.9 million.

•	In fiscal 2012, our CEO’s total compensation was reduced by 4.5% as compared to fiscal 2011, as reported in the summary compensation table.

•

Our CEO beneficially owns more than one-fifth of our company’s outstanding common stock. This ownership interest constitutes a significant performance-based incentive that is not included in current executive compensation.

•	Our CEO does not expect to receive additional equity compensation from our company, except in an amount commensurate with outside directors.

Compensation Discussion and Analysis

This discussion and analysis should be read along with the tables and text under “Executive Compensation” that follow hereafter. Throughout this discussion and analysis, the “Committee” refers to the Compensation Committee and “executives” refers to our executive officers. Generally, the Committee limits its deliberations to individuals determined by the Board to be executive officers under the rules of the SEC, except for equity compensation and except for compliance with rules of the SEC. The compensation of other employees is determined under the direction of the Chief Executive Officer.

Our Compensation Philosophy

Our success begins with our culture of innovation, cooperation and efficiency. Our compensation programs are designed to support this culture by allowing us to:

•

Motivate and reward performance. We believe that compensation should vary with performance, and that a significant portion of an executive’s pay should be linked to individual and corporate performance.

•

Align employee pay with stockholder objectives. We believe that our pay program should connect executives’ interests with stockholders’ interests. In particular, we believe that pay should reward executives for growing the market value of our company’s stock.

•

Manage resources efficiently. Compensation is a significant expense, which should be managed appropriately to achieve our executive reward and retention goals while also protecting stockholder interests.

•

Attract and retain personnel. The semiconductor industry is a competitive landscape, where experienced and talented employees are in demand. Executive compensation must be competitive to attract and retain the individuals we need to lead our business.

Our Executive Compensation Program

Our executive compensation program consists of six components:

•	Salary

•	Cash performance compensation

•	Other cash bonuses

•	Equity compensation

•	Employee benefits

•	Severance and change-in-control compensation

Our philosophy is to offer competitive salaries to our executives and to provide significant rewards through incentive pay. Incentive cash opportunities are calibrated to be competitive when performance objectives are achieved and are primarily intended to reward for performance during the corresponding fiscal year. Exceptional rewards may be provided through equity compensation, but only to the degree that our stock price appreciation is strong. Equity compensation is intended to reward for long-term performance, in the expectation that is likely to constitute a significant sum in the event of long-term growth in the profitability of our company. In determining executive compensation, the Committee reflects on compensation in immediately preceding years, but considers every year to be a new page where goals and potential compensation could be substantially changed. In general, we place more emphasis on cash performance compensation and stock options than on salary. While we offer competitive salaries, we believe we can create a stronger link between pay and performance by directing executive pay towards incentive cash performance compensation and equity rewards. The Committee does not use an approach based on rigorous adherence to specific metrics; instead, it exercises a significant degree of judgment.

Salaries

We provide salaries sufficient to attract and retain key executives. To determine the appropriate salary for an executive, the Committee considers a number of factors, including the executive’s responsibilities, experience, past performance, and expected future contribution to our company. The Committee also considers the salaries of executives in similar positions at comparable companies. Generally, in setting salaries the Committee seeks to pay competitive salaries and to provide the funds necessary for a current standard of living for the executive.

Cash Performance Compensation

Our cash performance compensation program is intended to provide economic incentives for executives to work for the achievement of objectives that the Committee believes will foster our growth and profitability. It rewards executives in light of their achievement of their performance objectives and for helping us to achieve our annual financial goals. Each year, the Committee develops a cash performance compensation program for the two most senior executives. To establish these programs, the Committee considers the executive’s responsibilities and expected contributions to our company.

The cash performance compensation program is composed of a series of objectives, a set of weights for the objectives and, when the Committee believes that it can reasonably assess possible outcomes in advance, three potential measurement levels, consisting of a threshold level, a target level and a maximum level. Objectives are set in light of the Committee’s views on the goals and challenges for our company and the individual for the corresponding fiscal year.

The Committee considers the measurement levels and objectives, along with the weights accorded the objectives, to be guidelines for the Committee to use in evaluating the cash performance compensation to be paid to executives and for executives to use in understanding the goals of the Committee for their performance. The amount of the cash performance compensation will be determined by the Committee in light of its evaluation of each executive’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider other factors in ultimately determining the amount of cash performance compensation. Thus, the amount of cash performance compensation to be paid to an executive is in the discretion of the Committee, to be determined after completion of the fiscal year.

Other Cash Bonuses

From time to time, the Committee has awarded cash bonuses outside of the cash performance compensation structure. These bonuses relate to circumstances unique to the individual and often to recognition for years of service to our company or for a specific level of achievement.

Equity

We believe equity-based compensation is critical to our overall pay program for executives. Equity-based compensation provides several significant advantages:

•

It allows us to provide exceptional potential rewards. Those exceptional rewards are realized, however, only if our growth is strong as evidenced by stock price appreciation and value is created for stockholders.

•

It creates a strong incentive for executives to improve financial results and take the right actions to increase our value over the long term. Because the ultimate value of the award varies with our stock price, which is in turn affected by our results, equity-based compensation creates a strong link between pay and performance.

•	It links executives’ interests directly with stockholders’ interests, since rewards depend on stock performance.

Currently, the Committee views stock options in various forms as the best method to motivate our executives. Stock options encourage executives to focus on value creation, since stock options provide rewards only when our stock price increases. The vesting schedules we use delay rewards until the future, thereby maintaining incentives for our executives and helping us retain key talent. The Committee awarded restricted stock units for about a year, but management found that employees did not readily understand restricted stock units or react to the award as an incentive to same degree as with stock options. Stock options, having been in common use in the semiconductor industry for decades, were judged to be better understood and a more effective incentive. The Committee, therefore, reverted to the use of stock options.

Determining the Size of Individual Equity Incentive Awards

To determine the appropriate size of an executive’s equity incentive award, the Committee considers several factors, including the executive’s past performance and expected future contribution, the retention value of the executive’s prior unvested option grants and our growth and performance outlook.

Timing of Grants

Historically, executives generally received an equity incentive award following employment and, thereafter, a single equity incentive award each year. We do not grant re-load options, make loans to executives to exercise their stock options or grant stock options at a discount. The Committee generally grants equity incentives to our executives at regular quarterly meetings. The Committee does not have an express policy regarding the timing of grants to executives. The Board or the Committee may grant options when in possession of material non-public information.

Exercise Price

The exercise price of all stock option grants is at a minimum the closing price of a share of our common stock on Nasdaq on the date of grant.

Vesting

Equity incentive awards cannot be exercised until they vest. The principal purpose of vesting is to serve as an employee retention tool. Employees who leave before their awards vest lose any value in their unvested equity incentive awards. The vesting requirements for our executives are typically the same as those for our employees. Generally, our equity incentive awards for employees vest in equal annual installments over a four year period or, in other words, at the rate of 25% per year.

Dr. Nathan Zommer

Dr. Zommer has informed the Committee that henceforth he only wishes to receive equity compensation for his service as a director and, therefore, to be considered only for an equity incentive equivalent to the annual grant generally made for continuing directors. Currently, that is the grant of a stock option exercisable for 20,000 shares of our common stock, which vests over the course of a year. The Committee approves of this practice and expects to follow it in the future.

Other Benefits

We provide Dr. Zommer and Mr. Sasson with a limited number of benefits not generally made available to all employees. These benefits primarily consist of car allowances, term life insurance and reimbursement for tax planning and the preparation of tax returns. These benefits for senior executives are a longstanding practice by our company and the Committee has viewed them as immaterial in amount. These benefits are required by the terms of their employment agreements. See “Executive Compensation — Employment Agreement.” In addition, as a director, Dr. Zommer receives a benefit accorded directors, the reimbursement of estate planning expenses.

Like all of our full-time domestic employees, our executives are eligible to participate in our 1999 Employee Stock Purchase Plan, our 401(k) plan, and other health and welfare insurance programs. We believe we offer a competitive package of health and welfare programs. To ensure our total compensation package remains competitive with other companies, we compare our health and welfare benefits with the packages offered by other companies.

Severance and Change in Control Provisions

We have severance and change in control agreements with Dr. Zommer and Mr. Sasson. See “Executive Compensation — Potential Payments upon Termination or Change in Control.” The Committee believes that executive severance and change in control provisions are appropriate for our senior executives. These provisions are sometimes necessary to attract or retain key personnel and to assist executives in focusing on the best course for our company. The Committee has selected a double trigger in the event of a change in control for the payment of compensation, in the belief that incremental compensation is appropriate only if there is a loss of, or material change in, a position after a change in control.

Determining Executive Pay

After the end of each fiscal year, the Committee reviews our executive compensation program. The review involves the analysis of market pay practices, the assessment of our existing pay practices and the consideration of our goals for the future. As a result of this review, the executive compensation program for the next fiscal year is formulated.

At the same time as establishing the compensation program for the current year, the process of evaluating individual performance and making incentive cash compensation decisions for the prior fiscal year is also occurring. The CEO reviews the pay and performance of each executive other than himself and makes pay recommendations to the Committee for each of those executives. The Committee reviews those recommendations, taking into account:

•	The CEO’s assessment of the performance of each executive other than himself;

•	Each executive’s pay history and unvested equity incentives;

•	The difficulty of the executive’s role; and

•	Periodically, but not annually, executive pay at comparable companies.

As necessary, the Committee discusses changes to the CEO’s recommendations with the CEO and then approves compensation actions for each executive.

The Committee makes compensation decisions for the CEO separately without the CEO’s participation. The Committee evaluates the CEO’s performance in light of its judgment of results achieved. Input on our CEO’s performance is also solicited from the other members of the Board.

At the end of this process, the Committee’s decisions included the following compensation actions for our two most senior executives:

•	Objectives, weights and measurement levels for the cash performance compensation programs for the current fiscal year;

•	Any changes to salary; and

•	The amount of any equity incentive awards for the fiscal year.

The decisions of the Committee were then communicated to the executives by the Chairman of the Committee.

Stockholder Vote on Executive Compensation

At the 2011 annual meeting of stockholders, more than 95% of the shares voted on the compensation of the named executive officers were voted for such compensation. The Committee considered the result of that vote, concluded that the vote constituted general support for the company’s executive compensation policies and decisions and expects to continue on a similar path in the future.

Executive Compensation Consulting

From time to time, the Committee engages an executive compensation consulting firm. It is the Committee’s practice to request of its compensation consulting firm, Hay Group, Inc., that it provide advice on compensation issues identified by the Committee and, when requested by the Committee, gather and analyze third-party data about the compensation practices of peer companies against which we measure our compensation. Hay Group provided the Committee with the following services during fiscal 2012:

•	in consultation with the Committee, prepared a peer group of companies for comparison;

•	analyzed data from the Radford Global Technology Survey;

•

conducted an independent analysis and review of the compensation arrangements for our CEO and President in comparison to the compensation provided to similar executives in the peer group and as disclosed in the Radford survey; and

•	updated the Committee on emerging trends/best practices in the area of executive compensation.

Hay Group, Inc. reported directly to the Committee and worked solely for the Committee. Our company did not employ other compensation consultants during fiscal 2012.

Peer Group Assessment

In setting executive pay, we are mindful of the competitive market. To gauge our pay against our competitors and against the broader marketplace, the Committee has, from time to time, requested our compensation consultant to provide us with information on the pay practices generally occurring in the semiconductor industry. In fiscal 2012, to determine our peer companies, Hay Group, Inc. provided data on public companies in the business of manufacturing semiconductors, and in one instance equipment to manufacture semiconductors, that had annual revenues similar to ours, most of which were in the range of $150 million to $700 million. These companies were:

American Superconductor Corp. Applied Micro Circuits Corp. Cohu, Inc. Diodes Incorporated Entropic Communications, Inc. Integrated Device Technology, Inc. Integrated Silicon Solution, Inc.	Intersil Corporation LTX-Credence Corporation Micrel, Inc. Microsemi Corporation Monolithic Power Systems, Inc. Power Integrations, Inc.	Semtech Corporation Silicon Laboratories SMART Modular Technologies (WWH), Inc. Standard Microsystems Corp. Trident Microsystems, Inc. TriQuint Semiconductor

The Committee used the information provided by the compensation consultant as guidance that the decisions of the Committee were within the range of compensation at companies viewed as peers. In that context, the Committee exercised discretion regarding compensation decisions rather than adhering to any particular benchmark or formula.

Executive Pay Decisions for Fiscal 2012

Under their employment agreements in effect during fiscal 2012, Dr. Zommer’s annual salary was at least $566,000 and Mr. Sasson’s annual salary was at least $330,000. As a part of its regular practice in setting the salaries of the two executives, the Committee considers the responsibilities of the executives beyond those typically associated with their roles; in particular, that Dr. Zommer serves as the senior technical executive of our company and that Mr. Sasson has significant operational responsibilities and serves as the senior sales executive of our company. For fiscal 2012, the salaries of Dr. Zommer and Mr. Sasson were paid at annual rates of $580,000 and $355,000, respectively, the same rates applicable during most of fiscal 2011. During fiscal 2012, in accordance with our general policy for employees, Mr. Sasson cashed out vacation days for a payment of $13,654. Mr. Jones’s cash pay consists of a modest salary and additional payments based on hours worked. In June 2011, Mr. Jones ceased being an executive officer of our company, but continued as an employee.

Cash Performance Compensation

In establishing the cash performance compensation program for fiscal 2012, the Committee set a target award for Dr. Zommer of $580,000 and a target award for Mr. Sasson of $355,000. The Committee established a maximum potential award for each executive of 1.75 times the amount of his target award. For both executives, the set of objectives consisted of four quantitative objectives and one qualitative objective. Each quantitative objective consisted of three numbers, with a number corresponding to each of the concepts of threshold, target and maximum.

The fiscal 2012 objectives, weights and measurement levels were as follows:

Objective	Weight	Threshold	Target	Maximum
	(Dollars in millions)
Net revenues	25%	$350	$400	$435
Gross margin	25%	31.7%	33.0%	34.3%
Cash flow from operations	25%	$34	$35.5	$37
Return on assets	10%	8.5%	9.5%	11.0%
Discretionary	15%

Gross margin was defined as gross profits divided by net revenues. Return on assets was defined as net income divided by average total assets during the fiscal year.

After the end of fiscal 2012, the Committee exercised discretion in determining the amount of the cash performance compensation awarded to Dr. Zommer and Mr. Sasson for the year. In reviewing performance in comparison to the quantitative objectives, the Committee concluded that the net revenues, gross margin and return on asset objectives had exceeded the threshold measurement levels, but that the target measurement levels had not been achieved. The Committee concluded that the objective for cash flow from operations had exceeded the maximum measurement level. In evaluating the discretionary objective for Dr. Zommer, the Committee considered items such as leadership development; building infrastructure and capacity; overall management of organization; research, development and new products; and five-year stock price performance. In evaluating the discretionary objective for Mr. Sasson, the Committee considered items such as development of intermediate managers; development of a gross margin improvement strategy; tax reduction strategy; inventory control and five-year stock price performance. For each executive, the Committee then went through the process of multiplying the weight for each objective against the target potential award payable to the executive, interpolating the quantitative performance achieved for an objective between the nearest measurement levels and calculating an amount for the objective based on the interpolation. In this context, threshold performance was interpreted to warrant a payment equal to 0.25 times the target award, an amount symmetrical with the payment for maximum performance. The cash from operations objective was calculated at the 1.75 limit. The Committee regarded the discretionary performance as two-thirds of the target level. The Committee then added the calculated amounts to determine the award for each executive. Ultimately, through its quantitative and qualitative assessments, the Committee awarded Dr. Zommer $521,788 and Mr. Sasson $319,372. For each executive, the amount awarded constituted 90% of his target award.

Other Cash Bonuses

The Compensation Committee did not award any other cash bonuses to executive officers in fiscal 2012.

Equity

In fiscal 2012, consistent with practice, the Board granted an option for 20,000 shares to Dr. Zommer on the same terms as the options granted to nonemployee directors. The Committee granted Mr. Sasson an option for 80,000 shares. The size of the grants to Mr. Sasson reflected past individual and company performance and expected future contribution.

Tax and Accounting Implications

Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that we may deduct from our taxes in a year with respect to our executive officers. Section 162(m) limits the types of compensation that are deductible resulting in some compensation that does not qualify as tax deductible. While the Committee is mindful of the benefit to our company performance of full deductibility of compensation, we believe the Committee must not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Committee has not adopted a policy that requires that all compensation be deductible. The Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of our company and the stockholders.

The authoritative guidance provided by the Financial Accounting Standards Board, or FASB, requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, stock-based compensation cost is measured at grant date, based on the fair value of the awards, and is recognized as an expense over the requisite employee service period. We use the Black-Scholes pricing model to estimate the fair value of each award.

Compensation and Risk

Our Compensation Committee has discussed the concept of risk as it relates to our compensation of employees, reviewed the employee compensation used in our company and the Compensation Committee does not believe our employee compensation encourages excessive or inappropriate risk taking for the following reasons:

•	Our use of different types of compensation methods provides a balance of long and short-term incentives with fixed and variable components.

•	We grant equity-based awards with time-based vesting, which encourages participants to look to long-term appreciation in equity values.

•

The objectives used to determine the amount of an executive officer’s cash performance award address overall performance, which we believe promotes long-term value. In addition, an executive’s cash performance award cannot exceed 1.75 times the target amount, no matter how much financial performance exceeds the objectives established at the beginning of the year.

•	For our executive officers, our Compensation Committee retains discretion to modify or to eliminate performance compensation that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting, Code of Ethics, and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance incentive payments.

Summary Compensation Table

The following table shows for the fiscal year ended March 31, 2012, compensation awarded to or paid to, or earned by, our Chief Executive Officer, our Chief Financial Officer and a former executive officer, together referred to as our Named Executive Officers, at March 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Nathan Zommer Chairman of the Board and Chief Executive Officer	2012 2011 2010	580,000 574,155 509,400		58,000 208,119 330,000	(2)	126,804 91,469 —	(3)	463,788 401,881 —	30,856 42,707 48,723	(4)	1,259,448 1,318,331 888,123
Uzi Sasson President and Chief Financial Officer	2012 2011 2010	368,654 361,619 308,423	(5)	35,500 135,176 165,000	(2)	507,217 373,765 —		283,872 244,824 —	12,107 17,931 17,797	(6)	1,207,350 1,133,315 491,220
James R. Jones Vice President and General Counsel (7)	2012 2011	383,965 398,729	(8)	— —		— 93,441		— —	7,350 5,930	(9)	391,315 498,100

(1)	Note 10 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for the year ended March 31, 2012 discloses the assumptions made in valuing the rights.

(2)	Consists of the sum awarded under the cash performance compensation program for the discretionary objective.

(3)	Constitutes compensation for being a director.

(4)	Includes car expense of $15,857, estate planning charges of $5,408, $7,350 in contributions by our company matching certain of Dr. Zommer’s 401(k) plan contributions and other compensation payments aggregating to $2,241. Other compensation payments include payments in the nature of medical health checkup and bill paying and bookkeeping services. For fiscal 2012, bill paying and bookkeeping services were valued based on an estimate of the hours involved and the hourly rate of the person providing the services.

(5)	Includes vacation cash-out of $13,654.

(6)	Represents car expense.

(7)	Mr. Jones ceased being an executive officer in June 2011, but remains an employee of our company.

(8)	Consists of a salary of $39,557 and payments for hours worked.

(9)	Represents our company’s contributions matching certain of Mr. Jones’s 401(k) plan contributions.

We provide or reimburse for car expense for Dr. Zommer and Mr. Sasson, including associated expenses such as insurance, registration, maintenance and gasoline. Our directors, including Dr. Zommer, are reimbursed for their estate planning and tax planning and return preparation expenses. Because Dr. Zommer spends significant time traveling to our worldwide locations and customers, we provide bill paying and bookkeeping services to Dr. Zommer.

Employment Agreements

Dr. Zommer and Mr. Sasson are the only executive officers who have employment agreements. Each agreement was executed in July 2012 and terminates July 31, 2015.

Dr. Zommer’s agreement provides that he will be paid an annual base salary of at least $580,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $2,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Dr. Zommer and the Board, including maintenance, gas and insurance; 10 hours per month of bill paying and bookkeeping services; and annual vacation in an amount equal to 15 days plus one-half day for each full year of service after June 1, 2003. Additionally, Dr. Zommer is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there. During fiscal 2007, Dr. Zommer caused the term life insurance provided pursuant to his agreement to be cancelled.

Mr. Sasson’s agreement provides that he will be paid an annual base salary of at least $355,000 and that he will be considered for an annual performance bonus, as determined by the Board in its discretion. He is to receive the benefits made available to senior executives generally, as well as the following specifically described in his agreement: an annual medical exam; term insurance in the amount of $2,000,000 on his life, payable to his designee; the services of a personal tax or investment advisor, in an amount not to exceed $2,000 per year; the use of a car, of make and model determined by Mr. Sasson and the Board, including maintenance, gas and insurance; and annual vacation in an amount equal to 15 days. Additionally, Mr. Sasson is entitled to the payments and benefits described in “Potential Payments upon Termination or Change in Control,” upon the events described there.

Grants of Plan-Based Awards

The following table provides information regarding all incentive plan awards that were made to or earned by our Named Executive Officers during fiscal 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Nathan Zommer	9/16/11				20,000	12.25	126,804
		123,250	493,000	862,750
Uzi Sasson	9/16/11				80,000	12.25	507,217
		75,438	301,750	528,063
James R. Jones	—	—	—	—	—	—	—

(1)	These amounts constitute the threshold, target and maximum amounts applicable to the quantitative objectives under the cash performance compensation program for fiscal 2012.

Outstanding Equity Awards at Fiscal 2012 Year End

The following table shows for the fiscal year ended March 31, 2012, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Nathan Zommer	280,000 150,000 100,000 200,000 127,500 20,000 10,000	42,500 10,000	(1) (2)	7.79 10.63 15.81 10.30 12.65 9.37 12.25	11/15/12 02/20/14 06/02/15 06/07/17 09/05/18 08/27/20 09/16/21
Uzi Sasson	30,000 120,000 75,000 20,000 120,000 90,000 112,500 20,000 —	30,000 37,500 60,000 80,000	(3) (4) (5) (6)	6.65 9.15 14.37 9.35 9.36 11.50 6.53 8.64 12.25	08/20/14 11/23/14 06/02/15 05/31/17 06/07/17 09/05/18 11/13/18 05/21/20 09/16/21
James R. Jones	10,000 10,400 15,000 8,000 30,000 5,000	10,000 15,000	(7) (8)	5.83 14.37 8.98 9.35 6.53 8.64	01/31/13 06/02/15 08/24/16 05/31/17 11/13/18 05/21/20

(1)	42,500 shares vest on each anniversary of September 5.

(2)	1,667 shares vest each month from September 16, 2011.

(3)	30,000 shares vest on each anniversary of September 5.

(4)	37,500 shares vest on each anniversary of November 13.

(5)	20,000 shares vest on each anniversary of May 21.

(6)	20,000 shares vest on each anniversary of September 16.

(7)	10,000 shares vest on each anniversary of November 13.

(8)	5,000 shares vest on each anniversary of May 21.

Option Exercises in Fiscal Year 2012

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Nathan Zommer	160,000	896,900
Uzi Sasson	—	—
James R. Jones	—	—

Potential Payments upon Termination or Change in Control

Dr. Zommer

Dr. Zommer’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause he is entitled to a single payment equal to 18 months of salary, as well as a single lump sum equal to the amount payable for health insurance coverage under COBRA for 18 months. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of 18 months, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to three times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options. Payments and benefits in the event of his termination without cause, or in the event of his termination without cause or good reason within one year of change in control, are conditioned upon his execution and delivery of a release in favor of our company.

Under his employment agreement, cause means conviction of any felony or any crime involving moral turpitude or dishonesty; participation in a fraud or act of dishonesty against our company; willful breach of our policies; intentional damage to our property; or breach of the employment agreement or any other agreement with us. Change in control means any reorganization, consolidation or merger in which we are not the surviving corporation or where our voting stock would be converted into cash, securities or other property, other than a merger where our stockholders have the same proportionate ownership of voting stock after the merger; the sale, exchange or other transfer to an unaffiliated third party of at least a majority of our voting stock; or the sale, lease, exchange or other transfer of all, or substantially all, of our assets. Good reason means reduction of his rate of salary compensation as in effect immediately prior to the change in control by more than five percent; failure to provide a package of welfare benefit plans that, taken as a whole, provide substantially similar benefits to those in which he is entitled to participate immediately prior to the change of control, except that employee contributions may be raised to the extent of any cost increases imposed by third parties, or any action by us that would adversely affect his participation or reduce his benefits under any of such plans; change in his responsibilities, authority, titles or offices resulting in diminution of position, excluding insubstantial, inadvertent actions and noting that the fact the company is no longer public or the ultimate parent is not such a diminution; request that Dr. Zommer relocate to a worksite that is more than 35 miles from his prior worksite; material reduction in duties; failure or refusal of the successor company to assume our obligations under his employment agreement; or material breach by us or any successor company of any of the material provisions of his employment agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Dr. Zommer under his currently effective employment agreement in connection with termination or a change in control had such occurred on March 31, 2012.

Executive Benefits and Payments upon Termination or Change in Control	Involuntary Termination Without Cause ($)		Involuntary Termination For Cause ($)	Disability ($)		Termination without Cause or For Good Reason within One Year after Change in Control ($)
Cash payment	870,000	(1)	—	870,000	(1)	3,125,343	(2)
Vesting of option awards (3)	—		—	32,875		32,875
401(k) match (4)	—		—	11,025		11,025
Car expense (4)	—		—	23,785		23,785
Health insurance (4)	25,072		—	25,072		25,072
Other benefits (4)(5)	—		—	10,865		10,865

Total	895,072		—	973,622		3,228,965

(1)	Based on the salary rate in effect at March 31, 2012.

(2)	Based on the cash compensation paid during the three fiscal years ended March 31, 2012.

(3)	Represents the fair market value of stock awards that would become vested due to termination, based on closing price of a share of our common stock on March 31, 2012, which was $13.20. For disability, assumes vesting of options that would occur within 18 months.

(4)	Assumes 18 months of benefits. Benefits are estimated using fiscal 2012 data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year), annual medical exam reimbursement (estimated at $1,000 per year), and bill paying and bookkeeping services.

Mr. Sasson

Mr. Sasson’s employment agreement provides for certain payments and benefits in connection with termination of his employment or a change in control. In the event he is terminated without cause, he is entitled to a single payment equal to one month’s salary for each year of service, but not more than 18 months of salary, as well as a single lump sum equal to the amount payable for health insurance coverage under COBRA for 18 months. If he becomes disabled for three months in a six month period, his salary will continue to be paid, along with benefits, by us for a period of 18 months, after which his employment shall terminate. If his employment terminates, either without cause or for good reason, within one year of a change in control, he is entitled to a single payment from us equal to two times his average annual cash compensation over the last three years. Additionally, upon such event, he is entitled to a continuation of his benefits from us, both as provided to employees generally and as specifically described in his employment agreement, for a period of 18 months, as well as the immediate vesting of all unvested stock options. Payments and benefits in the event of his termination without cause, or in the event of his termination without cause or good reason within one year of change in control, are conditioned upon his execution and delivery of a release in favor of our company. Cause, change in control and good reason have definitions identical to those in Dr. Zommer’s agreement.

The following table sets forth estimates of the value of the payments and the benefits that would have been receivable by Mr. Sasson under his currently effective employment agreement in connection with termination or a change in control had such occurred on March 31, 2012.

Executive Benefits and Payments upon Termination or Change in Control	Involuntary Termination Without Cause ($)		Involuntary Termination For Cause ($)	Disability ($)		Termination without Cause or For Good Reason within One Year after Change in Control ($)
Cash payment	207,083	(1)	—	355,000	(1)	1,268,712	(2)
Vesting of option awards (3)	—		—	411,325		650,725
401(k) match (4)	—		—	—		—
Car expense (4)	—		—	18,160		18,160
Health insurance (4)	31,209		—	31,209		31,209
Other benefits (4)(5)	—		—	9,245		9,245

Total	238,292		—	824,939		1,978,051

(1)	Based on the salary rate in effect at March 31, 2012.

(2)	Based on the cash compensation paid during the three fiscal years ended March 31, 2012.

(3)	Represents the fair market value of stock awards that would become vested due to termination or the value of the spread on options that would become exercisable due to termination, based on closing price of a share of our common stock on March 31, 2012, which was $13.20. For disability, assumes vesting of options that would occur within 18 months.

(4)	Assumes 18 months of benefits. Benefits are estimated using fiscal 2012 data.

(5)	Consists of dental insurance, group life insurance, tax or investment advisor reimbursement (estimated at $2,000 per year) and annual medical exam reimbursement (estimated at $1,000 per year).

Director Compensation

The following table shows for the fiscal year ended March 31, 2012 certain information with respect to the compensation of all of our non-employee directors:

Director Compensation for Fiscal 2012

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2) (3)	All Other Compensation ($) (4)	Total ($)
Donald Feucht	63,500	116,758	4,180	184,438
Samuel Kory	55,500	116,758	945	173,203
S. Joon Lee	43,500	116,758	2,765	163,023
Timothy Richardson	54,000	116,758	—	170,758
James Thorburn	49,000	116,758	2,520	168,278
Kenneth Wong	39,333	302,835	—	342,168

(1)	Kenneth Wong became a director in June 2011.

(2)	These amounts reflect the value determined by us for accounting purposes for these awards and do not reflect whether each director has actually realized benefit from the awards. The value of the equity awards is based on the grant date fair value calculated in accordance with the amount recognized for financial statement reporting purposes. Amounts reported for stock options are determined using the Black-Scholes option pricing model. See Note 10, to our audited financial statements for the fiscal year ended March 31, 2012, included in our Annual Report on Form 10-K, for a further discussion of the relevant valuation assumptions used in calculating grant date fair value.

(3)	Each non-employee director listed in the table above was granted a stock option for 20,000 shares of our common stock on September 16, 2011. Each of these awards had a grant date fair value of $116,758. In addition, Mr. Wong was granted a stock option for 30,000 shares of common stock on June 3, 2011 with a grant date fair value of $186,077, consistent with our company’s practice for new directors. The following table sets forth the number of outstanding option awards at March 31, 2012:

Name	Number of Shares Underlying Unexercised Options
Donald Feucht	151,250
Samuel Kory	151,250
S. Joon Lee	131,250
Timothy Richardson	130,000
James Thorburn	110,000
Kenneth Wong	50,000

(4)	All other compensation represents reimbursements for expenses incurred in preparing the director’s personal income tax returns.

Each of the non-employee directors currently receives an annual retainer of $40,000. Additionally, each non-employee director is also paid a retainer for each additional committee of the Board on which he serves. The Chairs of the standing committees of the Board are paid retainers as follows: Chair of the Audit Committee, $15,000; Chair of the Compensation Committee, $10,000; and Chair of the Nominating and Corporate Governance Committee, $6,000. Other members of the standing committees are paid retainers as follows: Audit Committee member, $7,000; Compensation Committee member, $5,000; and Nominating and Corporate Governance Committee member, $2,000. Additionally, each director is reimbursed for expenses incurred in preparing their personal income tax returns and estate planning matters. Meeting attendance fees are not paid.

The plan provides for the grant of options to non-employee directors pursuant to a discretionary grant mechanism administered by the Board. Under current practice, each director receives an option to acquire 30,000 shares upon becoming a member of the Board, which vests in equal annual installments over four years, and an option to acquire 20,000 shares annually, which vests in monthly installments over one year. All non-employee director options will vest in full in connection with a change in control of our company. Each option has an exercise price equal to the fair market value of such common stock on the date of grant, based on the closing sales price reported on the Nasdaq Global Select Market for the date of grant.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions Policy and Procedures

Section 4 of our Code of Ethics sets forth our policy regarding disclosure by an employee or director of a conflict of interest. A related party transaction would be a conflict of interest. Under Section 4 of our Code of Ethics, executive officers and directors are to disclose conflicts of interest to the Audit Committee. When transactions that fall within the coverage of Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934 are identified, they are submitted to the Audit Committee for review, approval or ratification, excepting indemnity agreements, the form of which was previously approved by the stockholders. Evidence of the policy is set forth in Section 4 of our Code of Ethics and the charter of the Audit Committee. The Audit Committee considers transactions on a case-by-case basis in light of the applicable facts and circumstances, and has not developed specific standards for such review, approval or consideration. Review, approval or ratification is evidenced in the minutes of the Audit Committee. The policies and procedures are not otherwise set forth in writing.

Related Person Transactions

We have entered into indemnity agreements with our executive officers and directors containing provisions that may require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or services as officers or directors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker. Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Uzi Sasson

Secretary

July 27, 2012

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 24, 2012.

Copies of the proxy statement, form of proxy and our annual report for the fiscal year ended March 31, 2012 are available at http://www.ixys.com/Documents/InvestorRelations/AnnualReport2012.pdf

You may also obtain such copies free of charge by writing to Uzi Sasson, Secretary, IXYS Corporation, 1590 Buckeye Drive, Milpitas, CA 95035.

IXYS CORPORATION

26453

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example X

Management Recommends a Vote for the Nominees for Director Listed below.

FOR

ALL

WITHHOLD

FOR ALL

*EXCEPTIONS

1. To elect directors to hold office until the next Annual Meeting of Stockholders.

Nominees:

01 Donald L. Feucht

02 Samuel Kory

03 S. Joon Lee

04 Timothy A. Richardson

05 James M. Thorburn

06 Kenneth D. Wong

07 Nathan Zommer

Management Recommends a Vote for Proposals 2 and 3.

FOR AGAINST ABSTAIN

2. To approve, on an advisory basis, the compensation of the Named Executive Officers of the Company.

3. To ratify the selection of BDO USA, LLP as the independent registered public accounting firm of the Company for its fiscal year ending March 31, 2013.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

Will Attend Meeting YES

Mark Here for Address Change or Comments

SEE REVERSE

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature

Signature

Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on August 24, 2012. Copies of the proxy statement, form of proxy and our annual report for the fiscal year ended March 31, 2012 are available at: http://www.ixys.com/Documents/InvestorRelations/AnnualReport2012.pdf.

FOLD AND DETACH HERE

PROXY

IXYS CORPORATION 1590 BUCKEYE DRIVE

MILPITAS, CALIFORNIA 95035

SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 24, 2012

The undersigned hereby appoints Nathan Zommer and Uzi Sasson or either of them, and each with the power of substitution, and hereby authorizes them to represent and to vote all shares of common stock of IXYS Corporation (the “Company”) held of record by the undersigned on July 2, 2012 at the Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on August 24, 2012 at 1590 Buckeye Drive, Milpitas, California 95035 and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

Address Change/Comments

(Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES P.O. BOX 3550

SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

26453